Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Jennifer Casey, Media 212.969.1157 jennifer.casey@alliancebernstein.com

Ali Dibadj to be appointed Chief Financial Officer February 2021
Mr. Dibadj will retain his Head of Strategy role

New York, NY, August 26, 2020 – AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB), today announced that Ali Dibadj, in addition to his current role as Head of Strategy at AB, will assume the title of Chief Financial Officer (“CFO”). This change will take effect February 2021.

Mr. Dibadj joined AB in 2006 as a senior research analyst for Bernstein Research. In 2019, he co-led AB’s Strategy Committee to help senior management chart the strategic vision and course of action for the firm. Mr. Dibadj was appointed Head of Finance and Strategy in March 2020.

“I am confident that Ali’s appointment will help AB maintain its healthy positioning, continue to advance our growth aspirations and further position our firm to succeed in the future,” said Seth Bernstein, President and CEO of AllianceBernstein.

Mr. Dibadj will succeed John Weisenseel, current CFO, who will retire from the firm in September 2021. Mr. Weisenseel will remain as CFO through February 2021 and then transition into a senior advisor role until his September 2021 retirement.

“Since joining AB in 2012, John has excelled in his mandate as CFO and brought his expansive financial expertise to our firm, helping AB position itself favorably to the investment community. John has greatly improved our finance teams and functions, and since 2018 has helped the firm successfully relocate to Nashville. I’d like to take a moment to recognize John for his myriad contributions to the firm as he will be missed both personally and professionally.” said Seth Bernstein.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2020, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 35.5% of AllianceBernstein and Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 65.2% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.